Exhibit 99.2
ZAGG Appoints New Chief Operating Officer

SALT LAKE CITY, Oct. 7, 2014 (GLOBE NEWSWIRE) -- ZAGG Inc (Nasdaq: ZAGG), a leading mobile device accessories company with a brand portfolio that includes ZAGG and iFrogz, announced that Steve Tarr has been named chief operating officer effective October 1, 2014.

Mr. Tarr will oversee the achievement of the company's operating goals and execution of the operating plan across the company, including inventory management, logistics, purchasing, supply-chain and sourcing, as well as factory qualification and selection. He will report directly to Randy Hales, Chief Executive Officer of ZAGG Inc.

“Steve brings a wealth of experience to our organization,” stated Mr. Hales. “Throughout his career, Steve has delivered superior operating results and facilitated growth. He has proven capabilities at the executive level and understands the unique challenges in our industry. I look forward to working with him.”

Mr. Tarr brings Fortune 500 best operating practices with a proven record in operations and management. Most recently he served as Infrastructure Solutions Director for Europe and North America at Stanley Black & Decker, where his responsibilities included operations, engineering, sales, marketing, distribution and supply chain on two continents, in seven currencies and nine languages.

Previously, Mr. Tarr served as division president and on the board of directors of Prestolite Electric, where he oversaw Europe, Asia, and Africa from London. Mr. Tarr earned a bachelor’s degree from the University of Northern Iowa.  During his 38 year career he has served in leadership roles related to operations, supply chain management, manufacturing and quality operating systems at leading global companies including Harmon International and Bose.

“I’m delighted to join the team at ZAGG. I am confident that my skill sets and experience will augment the company’s strategic objectives towards profitable growth and operational excellence,” said Mr. Tarr.

About ZAGG Inc:
ZAGG Inc (Nasdaq: ZAGG) and its subsidiaries (the "company") design, produce and distribute creative mobile accessory solutions. The company's three distinct brands -- ZAGG, iFrogz and InvisibleShield® -- offer solutions such as keyboards, cases, screen protection, audio, power management and gaming products. ZAGG serves as the professional, work-hard technology-based product line; iFrogz is the fun, trend-driven, clever and colorful product line; and InvisibleShield is the durable, scientifically formulated, protective product line. ZAGG Inc distinguishes itself by offering industry-leading products through targeted global distribution channels, with the broadest product offering in its sector. More information about the company and its brands is available at ZAGG.com or on Facebook, Twitter, Google+ and YouTube.
CONTACT: Investor Relations:

         ZAGG Inc
         Kim Rogers
         801-506-7008
         kim.rogers@zagg.com

         Media:
         Method Communications
         Matt Reichman
         801-461-9778
         matt@methodcommunications.com

         Zachary Allen
         801-461-9751
         zachary@methodcommunications.com

         Company:
         ZAGG Inc
         Nathan Nelson
         801-506-7341
         nnelson@zagg.com

Source: ZAGG Inc